Consent of Independent Registered Public Accounting Firm

The Board of Directors
ModivCare Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333212888, 333-183339, 333-166978, 333-151079, 333-135126, and 333-145843) on Form S-8, and the registration statement (No. 333-233676) on Form S-3 of ModivCare Inc. (formerly The Providence Service Corporation, the “Company”) of our reports dated February 26, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10K of the Company.

/s/ KPMG

Atlanta, Georgia
February 26, 2021